Exhibit 10.1

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of October 20, 2016, by and between the undersigned holder (“Shareholder”) of common stock, par value $0.01 per share (“Company Common Stock”), of Island Bancorp, Inc., a Massachusetts corporation (“Company”), and Independent Bank Corp., a Massachusetts corporation (“Buyer”). All capitalized terms used but not defined shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer Bank, Company and Company Bank are entering into an Agreement and Plan of Merger (as may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder individually or jointly owns with his or her spouse, or is the trustee or co-trustee with his or her spouse of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, or has sole or joint voting power with his or her spouse with respect to, that number of shares of Company Common Stock identified on Exhibit A (such shares, together with all shares of Company Common Stock subsequently acquired during the term of this Agreement by Shareholder individually or jointly with his or her spouse or by a trust where Shareholder is the trustee or co-trustee with his or her spouse, being referred to as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions it contemplates, and in consideration of the expenses incurred or to be incurred by Buyer, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment of the shareholders meeting, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting, in person or by proxy, or otherwise cause the Shares to be counted as present for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions it contemplates (including any amendments or modifications of the Merger Agreement); (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless the Merger Agreement is terminated in accordance with its terms. Prior to the termination of this Agreement, the obligations of Shareholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Company or otherwise subject to a Change in Recommendation.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; and (c) such other transfers as Buyer may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Buyer in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her, or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her, or its obligations and the consummation by Shareholder of the transactions contemplated by this Agreement will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule, or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the direct owner or joint owner with his or her spouse of, or is the trustee or co-trustee with his or her spouse of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and have good title to all of the Shares set forth on Exhibit A, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise described on Exhibit A. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares. Except for shares of capital stock of Company held in a trust for which Shareholder is the trustee or co-trustee with his or her spouse, the Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation or agreement by Shareholder is made with respect to them. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

(e)	Shareholder does not beneficially own any stock option or other equity award, warrant, convertible subordinated debentures, or similar instrument to acquire shares of Company Common Stock.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her, or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 at any meeting of the shareholders of Company, and at any adjournment or postponement of a shareholders meeting, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest until the termination of this Agreement pursuant to the terms of Section 7 and revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything to the contrary in this Agreement, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. Except as otherwise expressly permitted under Section 5.09 of the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement pursuant to Section 7, Shareholder, solely in his, her, or its capacity as a shareholder of Company and not as a director or fiduciary, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her, or its affiliates to (and, to the extent applicable to Shareholder, the Shareholder shall use commercially reasonable efforts to prohibit any of his, her, or its representatives or affiliates to), (a) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (b) participate in any discussions or negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any person that has made or, to the knowledge of Shareholder, is considering making an Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to an Acquisition Proposal; (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal; or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal (other than the Merger Agreement).

Section 6. Specific Performance; Remedies. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damages to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any third party with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date it is signed by the parties. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms; provided, however, that the transfer restrictions in Section 2 shall be automatically terminated upon the receipt of the Requisite Company Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement and contains the entire agreement among the parties with respect to that subject matter. This Agreement may not be amended, supplemented or modified, and no provisions may be modified or waived, except by an instrument in writing signed by each party. No waiver of any provisions by either party shall be deemed a waiver of any other provision hereof by any party, nor shall any waiver be deemed a continuing waiver of any provision by a party.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intention of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her, or its capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer, or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Sections 5.04 or 5.09 of the Merger Agreement.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law. The parties consent to the personal jurisdiction of any federal or state court in the Commonwealth of Massachusetts having jurisdiction over any dispute arising under this Agreement.

Section 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement, and that this Agreement has not been terminated, to the extent permitted by applicable law, Shareholder waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Shares in connection with the Merger that Shareholder may have under applicable law. At any time prior to the termination of this Agreement, at the Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to, prior to the termination of this Agreement, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15. Disclosure. Shareholder authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year on page one.

INDEPENDENT BANK CORP.

By:
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

Shareholder	Shares